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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

             PACIFICARE HEALTH PLAN ADMINISTRATORS, INC., AS SELLER,

                                       AND

                        ELAN HEALTH PARTNERS, LLC, BUYER




                            DATED AS OF JULY 6, 1998



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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT, dated as of July 6, 1998 (this "Agreement"), is made and entered into by and between PACIFICARE HEALTH PLAN ADMINISTRATORS, INC., an Indiana corporation, as seller ("Seller"), and ELAN HEALTH PARTNERS, LLC, a Utah limited liability company, as buyer ("Buyer"), with reference to the following facts:

                                    PREAMBLE

         A. Seller owns all of the issued and outstanding shares of capital stock of PacifiCare of Utah, Inc. (the "Company").

         B. Buyer desires to purchase all of the issued and outstanding shares of capital stock of the Company, and Seller desires to sell such capital stock of the Company to Buyer, pursuant to the terms and subject to the conditions of this Agreement.

         NOW, THEREFORE, in consideration of the above premises and the promises, covenants, conditions, representations and warranties exchanged by the parties hereinbelow, Buyer and Seller hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Defined Terms. Unless otherwise defined in this Agreement, the capitalized terms used in the above premises and throughout this Agreement (including in the exhibits and schedules attached hereto) shall have the meanings set forth in this Section 1.1.

             Additional Agreements: The Affiliation Agreement, the Company Assignment, the Intellectual Property License Agreement, the OPM Assignment Agreement, the HCFA Assignment Agreement, the Transitional Services Agreement and any other agreements, certificates, instruments or other documents executed and delivered pursuant to this Agreement.

             Administrative Building: The land and building commonly known as 35 West Broadway, Salt Lake City, Utah.

             Administrative Building Lease: A lease of the Administrative Building as set forth in the exhibits to the real property purchase and sale agreement entered into between the Company, as seller, and the University of Utah, as purchaser.



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             Affiliate: With respect to any person, any other Person which directly or indirectly controls, is controlled by or is under common control with such person. As used in this definition, "control" (and the correlatives, "controlled by" and "under common control with") shall mean (i) possession, directly or indirectly, of fifty percent (50%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation (other than securities having such power only by reason of the happening of a contingency), and (ii) possession of fifty percent (50%) percent or more of the partnership or other ownership interests of any non-corporate Person (other than as a limited partner).

             Affiliation Agreement: The Affiliation Agreement, dated no later than the Closing Date, to be entered into by and between the Company and Buyer, on the one hand, and PacifiCare Life, on the other hand, pursuant to which PacifiCare Life will agree to underwrite the Indemnity Products after Closing in conjunction with the Company's HMO operations, in accordance with the principal terms set forth on Exhibit A.

             Agreement: This Stock Purchase Agreement, including all exhibits and schedules hereto.

             A/R Reconciliation Date: The date which is one hundred eighty (180) days after the Closing Date.

             Balance Sheet Adjustment Period: The 90-day period following the Closing Date.

             Base Net Equity: Shall equal Ten Million Dollars ($10,000,000.00).

             Broker Agreements: Agreements or contracts entered into between the Company and any agent, broker or solicitor, pursuant to which such Person has agreed to arrange, on behalf of the Company, sales of Health Benefit Plans to individuals, employers, employer groups or other purchasers.

             Buyer: Elan Health Partners, LLC, a Utah limited liability company.

             Buyer's Group: Buyer and its Affiliates, including the Company.

             Claim: Any action, suit, litigation, proceeding, grievance, complaint, claim, charge, arbitration or other method of settling disputes or disagreements.

             Closing: The meeting for the purpose of completing and consummating the transactions contemplated by this Agreement held at the place and on the date determined in accordance with Section 8.1 below.



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             Closing Date: The date on which the Closing occurs or such other date as mutually agreed upon by Buyer and Seller.

             Company: PacifiCare of Utah, Inc., a Utah corporation, formerly known as, FHP of Utah, Inc., and the successor-in-interest to PacifiCare Health Option, Inc., a Utah corporation, formerly known as, Employees Choice Health Option, Inc., by virtue of the merger of PacifiCare Health Option, Inc. with and into PacifiCare of Utah, Inc.

             Company Assignment: The Assignment and Bill of Transfer, dated no later than the Closing Date, reflecting the Company, as assignor, and Seller or its designee, as assignee, respecting the assignment and transfer of the Excluded Assets, the assignment and assumption of the Excluded Liabilities and the assignment and transfer of the Excluded Liability Defenses and Claims, the form of which is attached hereto as Exhibit B.

             Company Employees: Any one or more of those individuals who are employed by the Company, on a regular basis, on the date hereof.

             Confidential Information: Any and all information which is proprietary or confidential to Seller, PHS or the Company, including (i) discussions and documents relating to Buyer's purchase of the Shares from Seller, (ii) business methods, business policies, procedures, techniques or trade secrets, (iii) other proprietary and confidential knowledge or processes of or developed by Seller, PHS or the Company, as the case may be, including the names of their respective members, customers, the prices that Seller, PHS or the Company offer or obtain, or have obtained for products and services, and Seller's, PHS' or the Company's pricing methods or practices or (iv) other information designated by Seller, PHS or the Company as confidential, proprietary or a trade secret. Confidential Information shall not include: (a) information which came into Buyer's possession prior to the execution of the Confidentiality Agreement, provided that such information was not known by Buyer to be subject to another confidentiality agreement with, or other obligation of secrecy to, Seller, PHS or the Company, as the case may be; (b) information that became known to Buyer other than through or as a result of the negotiation of this Agreement through a source other than Seller, PHS or the Company, as the case may be, or any of their respective directors, officers, employees, consultants, agents or advisors but only if such source is not bound by a confidentiality agreement with, or other obligation of secrecy to, Seller, PHS or the Company, as the case may be, or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary obligation; or (c) information that is or becomes generally available to the public or is readily ascertainable from public or published information or trade sources or is otherwise public knowledge.

             Confidentiality Agreement: The confidentiality letter agreement, dated March 19, 1998, between PHS, on the one hand, and Val H. Christensen, Monte M. Deere, Jr. and Stanford J. Ricks, on the other hand.



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             Deposit: The cash amount of Five Hundred Thousand Dollars
($500,000.00).

             DOI: The Department of Insurance of the State of Utah.

             E&Y: Ernst & Young LLP.

             Employee Benefit Claim: A Claim for payment or satisfaction by the Company of Obligations associated with the operation, funding, participation in, or accrual of benefits under, fiduciary responsibility regarding or reporting obligations with respect to any of the Company's employee benefit plans, programs or contracts which occurred, or failed to occur, on or before the Closing Date.

             Equity Deficit Amount: The amount by which the Base Net Equity exceeds the Final Net Equity.

             Equity Surplus Amount: The amount by which the Final Net Equity exceeds the Base Net Equity.

             Excluded Assets: All assets, properties and contractual or other rights belonging to the Company, whether real, personal or mixed or tangible or intangible, and wherever situated, which are not part of the Included Assets. Without limiting the generality of the foregoing, "Excluded Assets" shall include, without limitation, (i) marketable securities and investments held by, or for the use of, the Company and cash, (ii) any amounts or other obligations which may be due or owing to the Company by its current Affiliates, (iii) the PacifiCare Intellectual Property and (iv) those item categories within "Total Assets" that are recorded in the "Excluded Balances" column of the Preliminary Balance Sheet.

             Excluded Liabilities: Those item categories within "Total Liabilities" which are recorded in the "Excluded Balances" column of the Preliminary Balance Sheet. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the Company's reserves for OPM Claims, IBNR Claims, IBNR conservatism and the Company's disputes with Paraselsus Hospital, Columbia Hospital, and the University of Utah.

             Excluded Liability Defenses and Claims: As defined in Section 2.3(c) below.

             FEHBP: Federal Employees Health Benefit Plan administered by OPM.

             Final Balance Sheet: The balance sheet of the Company which reflects the Included Assets valued in accordance with GAAP as of the Final Balance Sheet Date, and the Included Liabilities valued in accordance with GAAP as of the Final Balance Sheet Date, and which is established, based upon the Preliminary Balance Sheet, in accordance with the process and procedures set forth in Section 10.4 below.



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             Final Balance Sheet Date: The date which shall be (i) the Closing
Date if the Closing Date occurs on the last day of the calendar month, or (ii) if the Closing Date does not occur on the last day of a calendar month, then the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs.

             Final Net Equity: The Net Equity derived from the Final Balance Sheet.

             Financial Statements: (i) The audited balance sheet of FHP of Utah, Inc. as of June 30, 1996 and the notes thereto, and the related audited statements of income and retained earnings of FHP of Utah, Inc. for the fiscal year ended June 30, 1996, prepared in accordance with GAAP; (ii) the audited balance sheet of FHP of Utah, Inc. as of December 31, 1996 and the notes thereto, and the related audited statements of income and retained earnings of FHP of Utah, Inc. for the six-month period ended December 31, 1996, prepared in accordance with GAAP; (iii) the audited balance sheet of PacifiCare of Utah, Inc., and the related audited statements of income and retained earnings of PacifiCare of Utah, Inc. for the ten months ended December 31, 1997; and (iv) the unaudited balance sheet of PacifiCare of Utah, Inc./PacifiCare Health Option, Inc. as of March 31, 1998 and the related unaudited statements of income and retained earnings of the Company for the three months ended March 31, 1998.

             GAAP: Generally accepted accounting principles, as of the date hereof, consistently applied in accordance with past practices.

             Governmental Authority: The federal government, any state, county, municipal, local or foreign government, and any governmental agency, department, bureau, commission, court, authority or body, including DOI.

             HCFA: The Health Care Financing Administration of the United States Department of Health and Human Services.

             HCFA Assignment: As defined in Section 11.4(b).

             HCFA Assignment Agreement: Assignment of Pre-Cutoff Date HCFA Claims, dated no later than the Closing Date, reflecting the Company, as assignor, and Seller or PHS, as assignee, the form of which is attached hereto as Exhibit C.

             HCFA Claim: A claim or demand made by or on behalf of HCFA which involves an allegation that, during the HCFA Indemnification Period, the Company overcharged HCFA for the reimbursement of costs under the Company's Medicare cost contracts.

             HCFA Indemnification Period: The period occurring up to, and including, the Closing Date. However, if a HCFA Claim or HCFA Assignment relates to the Company's Medicare cost operations for the calendar year in which the Closing occurs, then the HCFA



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Indemnification Period shall include such calendar year and the amount of
Seller's liability under the HCFA Indemnification or the amount to which Seller is entitled under the HCFA Assignment for such calendar year shall be determined by multiplying the applicable amount by the percentage obtained from dividing
(i) the number of days in such calendar year which have elapsed through the Closing Date by (ii) three hundred sixty-five (365).

             Health Benefit Plan(s): One or more of the various health benefit plans or products offered, sold or maintained by the Company which involve the Company's arrangement, delivery, provision and/or payment under its HMO license of health care services or benefits to Members enrolled in such plans or products (including, without limitation, a commercial prepaid health plan, a commercial point-of-service plan, a Medicare-risk plan or an individual plan).

             HMO: Health maintenance organization.

             HMO Regulatory Approval: The affirmative approval of the DOI to the sale of the Company's Shares to Buyer.

             Hospital-Related Medicare Claim: A Claim attributable to a hospital owned by the Company or an Affiliate of the Company in the State of Utah relating to the furnishing of hospital services to Medicare-eligible individuals during the period when such hospital was owned by the Company or its Affiliate.

             H-S-R Act: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, and any rules and regulations promulgated thereunder, as from time to time may be amended.

             IBNR Claims: Incurred but not reported Provider claims liability of the Company for covered treatment or services furnished on or before the Final Balance Sheet Date to Members of the Company's Health Benefit Plans and for which no invoice has been received by the Company or its processing agent on or before the Final Balance Sheet Date; provided that (i) with respect to incurred but not reported claims payable to Providers who or which have a written agreement with the applicable Company, or one of the Company's other Providers, such claims are (a) adjudicated in an amount determined in accordance with such written agreement and (b) presented for payment to the Company or its processing agent during the IBNR Run-Out Period, and (ii) with respect to incurred but not reported claims payable to Providers who or which do not have such a written agreement, such claims are presented for payment to the Company or its processing agent prior to the expiration of the IBNR Run-Out Period.

             IBNR Run-Out Period: The eighteen (18) month period following the Closing Date.



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             Included Assets: Those item categories within "Total Assets" that are recorded in the "Included Balances" column of the Preliminary Balance Sheet.

             Included Liabilities: Those item categories within "Total Liabilities" that are recorded in the "Included Balances" column of the Preliminary Balance Sheet.

             Indemnity Products: The indemnity health insurance coverage currently underwritten by PacifiCare Life in the State of Utah (whether stand alone or in connection with PPO or POS products marketed with the Company's Health Benefit Plans) and the life insurance, dental and other ancillary coverages currently underwritten by PacifiCare Life in the State of Utah.

             Intellectual Property License Agreement: The Intellectual Property License Agreement, dated as of the Closing Date, to be entered into by and between PHS, as licensor, and the Company, as licensee, the form of which agreement is attached hereto as Exhibit D.

             Interest Rate: Six percent (6%) per annum.

             Known Third Party Claim: A Claim of a Third Party for damages to such Third Party caused by, or alleged to have been caused by, the acts or omissions of the Company, which Claim has been actually asserted or brought against the Company and is actually known to one or more of the Company's officers.

             Material Adverse Effect: (i) With respect to Seller or the Company, shall mean circumstances preventing or prohibiting Seller from selling and transferring the Shares to Buyer as contemplated under this Agreement; and (ii) with respect to Buyer, an adverse effect upon Buyer's ability to perform all of its obligations under this Agreement (including, but not limited to, payment of the Deposit and obtaining HMO Regulatory Approval) or under any of the Additional Agreements to which Buyer or the Company is a party.

             Member(s): An individual who is enrolled in a Health Benefit Plan, who meets all the eligibility requirements for membership in such Health Benefit Plan and for whom the applicable premium has been timely paid and received by the Company.

             Net Equity: The value of the Included Assets less the value of the Included Liabilities, which values are determined in accordance with GAAP.

             Obligations: The obligations, liabilities, debts or Claims of every kind or nature related to the Company, whether any such obligations, liabilities, debts or Claims are due or payable, known or unknown, absolute or contingent, liquidated or unliquidated, secured or unsecured, or foreseeable or unforeseeable.

             OPM: The United States Office of Personnel Management.



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             OPM Assignment: As defined in Section 11.3(b).

             OPM Assignment Agreement: Assignment of Pre-Cutoff Date OPM Claims, dated no later than the Closing Date, reflecting the Company, as assignor, and Seller or PHS, as assignee, the form of which is attached hereto as Exhibit E.

             OPM Claim: A claim or demand made by or on behalf of OPM which involves an allegation that the Company has submitted an OPM Defective Price to OPM and charged and collected fees from the FEHBP in accordance with the OPM Defective Price during the OPM Indemnification Period, including an OPM Fraudulent Claim during the OPM Indemnification Period.

             OPM Defective Price: An inaccurate "Certificate of Accurate Pricing for Community Rated Plans" or an inaccurate "Certificate of Accurate Cost and Pricing Data for Community Rated Plans" such that the certificate was inconsistent with the "community rate" or the "market price" which the Company was required to charge the FEHBP in conformity with the Federal Employees Health Benefits Act (5 U.S.C. Sections 8901 et. seq.) and the regulations promulgated thereunder (48 C.F.R. 1602 et. seq. as amended and applicable).

             OPM Fraudulent Claim: A claim or demand made by or on behalf of OPM, which involves an allegation that the Company has violated the U.S. False Claims Act in submitting an OPM Defective Price to OPM and has charged and collected fees from the FEHBP in accordance with the OPM Defective Price.

             OPM Indemnification Period: The period occurring up to, and including, the Closing Date. However, if an OPM Claim relates to the Company's FEHBP operations for the calendar year in which the Closing occurs, then the OPM Indemnification Period shall include such calendar year and the amount of Seller's liability under such OPM Indemnification or the amount to which Seller is entitled under the OPM Assignment for such calendar year shall be determined by multiplying the applicable amount by the percentage obtained from dividing
(i) the number of days in such calendar year which have elapsed through the Closing Date by (ii) three hundred sixty-five (365).

             PacifiCare Intellectual Property: Those service marks, trademarks, trade names, logos, slogans, tag lines, copyrighted or copyrightable materials or other intellectual properties listed on Exhibit F.

             PacifiCare Life: PacifiCare Life Assurance Company, a California corporation, formerly known as, FHP Life Insurance Company.



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             Person: Any individual, trustee, corporation, general or limited partnership, limited liability company or partnership, joint venture, joint stock company, bank, firm, Governmental Authority, trust, association, organization or unincorporated entity of any kind.

             PHS: PacifiCare Health Systems, Inc., a Delaware corporation.

             Post-Closing Payment Date: The 10th day following the date on which the Final Balance Sheet has been finalized as determined in accordance with
Section 10.4 below.

             Preliminary Balance Sheet: A pro forma consolidated balance sheet of the Company which reflects the projected or estimated balances of the Included Assets as of the Closing Date, valued in accordance with GAAP, and reflects the projected or estimated balances of the Included Liabilities as of the Closing Date, valued in accordance with GAAP, a copy of which balance sheet is attached hereto as Exhibit G. The Preliminary Balance Sheet will be based on the unaudited balance sheet of the Company as of April 30, 1998.

             Provider: A primary care physician, specialist physician, medical group, independent practice association (IPA), hospital, health care facility or other provider of medical, health or related services to the Company's Members.

             Provider Agreements: Agreements or contracts into which the Company has entered with Providers for the provision, arrangement or coordination of medical, health or related services to the Company's HMO members.

             Reference Date: May 1, 1998.

             Securities Laws: The Securities Act of 1933, and the rules and regulations promulgated thereunder and the securities laws of any state, and the rules and regulations promulgated thereunder.

             Selected Accounts Receivable: The receivables designated as accounts numbered 1100, 1135, 1200 and 1201 on the Preliminary Balance Sheet.

             Seller: PacifiCare Health Plan Administrators, Inc., an Indiana corporation, formerly known as TakeCare Administrative Services Corporation.

             Seller's Group: Seller, PHS and their respective Affiliates, but excluding the Company.

             Shares: The fifty thousand (50,000) shares of common stock, no par value, of the Company held by Seller.



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             Subscriber Agreements: Agreements or contracts into which the
Company has entered to arrange or provide health care services to eligible individuals (including their eligible dependents) who, directly or through their employer or other group purchaser, subscribe to a Health Benefit Plan offered by the Company.

             Tax Claim: A Claim for payment or satisfaction by the Company of Obligations (including fines, interest, penalties and deficiencies) associated with the failure to: (i) timely and accurately file any federal, state or local tax return required to have been filed during the period occurring on or before the Closing Date by, or on behalf of the Company, by the return's applicable due date, as may be extended through any extensions which have been timely filed and obtained; (ii) timely pay all federal, state and local taxes due and payable by the Company with respect to the period occurring on or before the Closing Date or pursuant to any other appropriate assessment received with respect to tax liability of the Company which is due and payable with respect to the period occurring on or before the Closing Date; (iii) withhold and pay all taxes required to have been withheld and paid by the Company with respect to the period occurring on or before the Closing Date in connection with amounts paid or owing to any employee or Third Party; or (iv) pay any taxes arising from the transfer of the Excluded Assets or the Excluded Liabilities, or with respect to the transfer of Shares as contemplated under this Agreement.

             Third Party: A Person other than the Company, Buyer, Seller, any of their respective Affiliates or any successors, successors-in-interests, transferees or assigns of any of the foregoing.

             Transitional Services Agreement: The Transitional Services Agreement, dated as of the Closing Date, to be entered into by and between Seller, on the one hand, and Buyer and the Company, on the other hand, in accordance with the principal terms set forth on Exhibit H.

             WARN Act: The Worker Adjustment and Retraining Act and the rules and regulations promulgated thereunder, as from time to time may be amended.

         1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

         1.3 Day or Days. Use of the terms "day" or "days" in this Agreement shall mean and refer to calendar days unless either term is expressly modified by a reference to "business" day(s).

         1.4 Articles, Sections, Exhibits and Schedules. References in this Agreement to articles, sections, exhibits and schedules are to articles, sections, exhibits and schedules of and to this Agreement. All exhibits and schedules to this Agreement, either as originally existing



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or as the same from time to time may be supplemented, modified or amended, are hereby incorporated herein by this reference.

         1.5 Construction of Terms. The term "or" shall not be exclusive. The terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific article, section, paragraph or clause where such terms may appear. The term "including" shall mean "including, but not limited to."

         1.6 Gender. The use of the neuter gender in referring to any Person in this Agreement also shall apply to that Person if such is masculine or feminine. Hence, the use of the words "it" or "its" shall include and shall be interchangeable with the use of the words "him" or "his" or "her" or "hers," as the case may be, when the context so requires.

                                    ARTICLE 2

                           PURCHASE AND SALE OF SHARES

         2.1 Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer all of Seller's right, title and interest in and to all of the Shares, including the right to receive all unpaid dividends or other distributions declared or otherwise payable with respect to the Shares. Such sale, assignment, transfer, conveyance and delivery shall be effected by the delivery to Buyer at the Closing of the certificate representing all of the Shares and a stock assignment separate from certificate duly executed, in blank, by Seller.

         2.2 Purchase of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase the Shares from Seller and, in consideration of and in exchange for the Shares, shall provide the following cash consideration:

             (a) Execution Date. Concurrent with the execution of this Agreement by the parties, Buyer shall tender the Deposit to Seller. The Deposit shall not be refundable for any reason except in the event of a failure to complete and consummate the purchase and sale of the Shares under this Agreement due solely to Seller's material breach of this Agreement. In the event that the Deposit does become refundable, Seller shall return the Deposit to Buyer, together with interest which has accrued thereon at the Interest Rate from the date of the Deposit's receipt through the date of the Deposit's return.

             (b) Post-Closing Payment Date. In the event that the Final Net Equity determined from the Final Balance Sheet is greater than the Base Net Equity, then, on or before the Post-Closing Payment Date, the Company (and, if the Company fails or refuses to, for any reason whatsoever, then, Buyer) shall pay Seller the Equity Surplus Amount in cash. Alternatively, in the event that the Final Net Equity determined from the Final Balance Sheet is



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less than the Base Net Equity, then, on or before the Post-Closing Adjustment
Date, Seller shall pay to the Company the Equity Deficit Amount in cash.

         2.3 Assets and Liabilities of the Company at Closing.

             (a) The Included Assets and Liabilities. At the Closing, the Company shall own or possess only the Included Assets and the Company's Net Equity shall be determined only from the Included Assets and the Included Liabilities reflected on the Preliminary Balance Sheet, subject to audit and necessary adjustments pursuant to Section 10.4 below. Under no circumstances shall the assets of the Company as of the Closing include any of the Excluded Assets.

             (b) Excluded Assets. Buyer acknowledges, understands and agrees that, immediately preceding or contemporaneously with the Closing, the Company shall distribute or otherwise transfer to Seller or Seller's designee all right, title and interest in and to the Excluded Assets and any contracts related thereto. To evidence such transfer of the Excluded Assets and related contracts, the Company shall enter into the Company Assignment. Buyer shall, or shall cause the Company to, fully cooperate with Seller or its designee to transfer, perfect or reduce to possession the Excluded Assets. Notwithstanding the foregoing provisions of this Section 2.3(b), the Company shall have the right to use the PacifiCare Intellectual Property subject to the terms and conditions of the Intellectual Property License Agreement.

             (c) Excluded Liabilities. Seller shall pay or otherwise satisfy the Excluded Liabilities as and when they become due and owing. Immediately preceding or contemporaneously with the Closing, the Company shall assign and transfer to Seller or Seller's designee all defenses, set-offs or counterclaims which the Company may have with respect to the Excluded Liabilities (the "Excluded Liability Defenses and Claims"). To evidence the transfer of the Excluded Liability Defenses and Claims, the Company shall enter into the Company Assignment. Buyer shall, or shall cause the Company to, use reasonable efforts to cooperate with Seller or its designee to secure, maintain, perfect or enforce the Excluded Liability Defenses and Claims. Seller shall pay for the cost of the Company's reasonable out-of-pocket expenses actually incurred in connection with such cooperation.

         2.4 Manner of Payment. All payments made pursuant to Section 2.2 hereof shall be paid via wire transfer or other form of electronic funds transmission, by cashier's check or in certified funds pursuant to payment instructions delivered to the party who owes the applicable funds from the party to whom such funds are owed.

         2.5 Transfer Taxes. Seller shall pay any and all federal, state or local taxes arising out of, or assessed in connection with, the sale or transfer of the Shares.

         2.6 Disclaimer. BUYER HEREBY WAIVES AND RELINQUISHES ALL RIGHTS AND PRIVILEGES ARISING OUT OF, OR WITH RESPECT OR IN RELATION



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TO, ANY REPRESENTATIONS, WARRANTIES OR COVENANTS OF SELLER RESPECTING THE
COMPANY, ITS HMO OR THE SHARES, WHETHER IMPLIED OR EXPRESS (UNLESS SUCH REPRESENTATIONS, WARRANTIES OR COVENANTS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT), WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY BE DEEMED TO HAVE BEEN MADE OR GIVEN, BY SELLER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE AND, EXCEPT AS EXPRESSLY SET FORTH HEREIN, WARRANTIES THAT THE COMPANY OR ITS HMO NOW OR IN THE FUTURE WILL MEET OR COMPLY WITH THE REQUIREMENTS OF ANY LAW, CODE OR REGULATION OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR JURISDICTION.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as of the date hereof as follows:

         3.1 Corporate Organization. Seller is a corporation duly incorporated and validly existing and in good standing under the corporate laws of the State of Indiana. The Company is a corporation duly incorporated, validly existing and in good standing under the corporate laws of the State of Utah.

         3.2 Corporate Authority of Seller. Seller has the corporate power and authority to execute and deliver this Agreement and any Additional Agreements to which Seller is a party, to carry out the transactions contemplated hereunder and thereunder and to sell the Shares to Buyer. All corporate acts and/or proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement, the Additional Agreements to which Seller is a party and all transactions contemplated hereby or thereby have been duly and validly taken as of the date hereof. This Agreement and the Additional Agreements to which Seller is a party constitute, or when executed will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms herein and therein, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and by general equitable principles. Each individual executing this Agreement or any Additional Agreements on Seller's behalf has full corporate power and authority to execute and deliver this Agreement and such Additional Agreements.

         3.3 No Violations. The execution and delivery of this Agreement and the Additional Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby will not constitute nor with notice or lapse of time or both would constitute: (i) a violation of Seller's or the Company's respective charter documents,

(as amended and restated to date), bylaws (as amended and restated to date) or resolutions or actions of Seller's or the Company's respective boards of directors, shareholders or duly authorized committees thereof; or (ii) the creation or imposition of a lien which has a Material Adverse Effect with respect to Seller or the Company.

         3.4 Capitalization. The Company has authorized fifty thousand (50,000) shares of common stock, no par value, of which all such shares are issued and outstanding. The Shares are validly issued, fully paid and nonassessable and are held beneficially and of record by Seller. There are no outstanding or authorized rights, warrants, options, subscriptions, agreements or commitments giving any Person any right to require the Company to sell or issue any common stock or other securities of the Company.

         3.5 Title to the Shares. Seller is the sole owner of all of the Shares and has good and marketable title to the Shares, free and clear of all liens, encumbrances, security agreements, equities, options, rights to acquire, claims, charges or restrictions on transfer, except for those which may be imposed by the Securities Laws. There are no voting trusts or proxies with respect to the voting of the Shares.

         3.6 Subsidiaries. The Company has no subsidiaries.

         3.7 Title to Included Assets. The Company has good and valid title to the Included Assets which are not leased. The Company has a valid possessory interest in the Included Assets which they lease.

         3.8 Financial Statements: Seller has delivered or made available to Buyer the Financial Statements.

         3.9 Subscriber Agreements. Seller has delivered or made available to Buyer copies of (i) forms of individual and group Subscriber Agreements utilized by the Company in its commercial and Medicare HMO operations, and (ii) the Subscriber Agreements for the forty (40) largest subscriber groups by membership as of the Reference Date. In addition, Seller has made available for review and inspection by Buyer additional samples of individual and group Subscriber Agreements as requested by Buyer and copies of materials reflecting the Company's Health Benefit Plans.

         3.10 Broker Agreements. Seller has delivered or made available to Buyer copies of (i) forms of Broker Agreements utilized by the Company in its commercial and Medicare HMO operations, and (ii) the Broker Agreements, as available, for the forty (40) largest brokers by membership as of the Reference Date and for the brokers servicing the forty (40) largest subscriber groups by membership as of the Reference Date. In addition, Seller has made available for review and inspection by Buyer additional samples of Broker Agreements as requested by Buyer.

         3.11 Provider Agreements. Seller has delivered or made available to Buyer copies of (i) forms of Provider Agreements utilized by the Company for its medical groups, IPAs and hospital providers, and (ii) Provider Agreements for the Company's significant medical group or IPA Providers, significant hospital providers and significant specialty or ancillary providers (in each case determined by fiscal 1997 revenue). In addition, Seller has made available for review and inspection by Buyer additional samples of Provider Agreements as requested by Buyer and has delivered to Buyer copies of the Company's Provider directories in effect as of the Reference Date.

         3.12 List of Material Contracts. Schedule 3.12 sets forth a list of the contracts, leases and licenses to which the Company is a party and which are material to the conduct of the Company's business (other than any Subscriber Agreements, Broker Agreements or Provider Agreements) and which provide for a period of performance which extends beyond twelve (12) months from the Reference Date or involve payment of or receipt after the Reference Date of amounts in excess of Fifty Thousand Dollars ($50,000.00) (the "Material Contracts"). Seller and the Company have made the Material Contracts available to Buyer for inspection.

         3.13 Tangible Property. The facilities, equipment, furniture, improvements, fixtures, structures and other tangible property which comprise a portion of the Included Assets, when taken as a whole, are in good operating condition and repair, reasonable wear and tear excepted and subject to continued repair and replacement in accordance with past practices.

         3.14 Intangible and Intellectual Properties. Schedule 3.14(a) sets forth a list of electronic data processing systems, information systems and computer software programs which comprise a portion of the Included Assets and which the Company uses in its business, except for off the shelf software programs, and indicates whether such software or system is owned or licensed by the Company. Schedule 3.14(b) sets forth a list of service marks, trademarks, trade names, copyrighted or copyrightable materials or other intellectual properties used in the Company's business, exclusive of the PacifiCare Intellectual Property.

         3.15 Employment Matters.

              (a) Employee. Schedule 3.15(a) sets forth a list as of the Reference Date of the employees of the Company which includes the employee's name, position, date of hire, present compensation and merit increase date.

              (b) Labor Controversies. The Company is not a party to any collective bargaining agreement or any other contract, agreement or understanding with any labor union and no such agreement is currently being negotiated. To the knowledge of Seller's or the Company's officers, the Company is not engaged in any unfair labor practices.

              (c) Employee Benefit Arrangements. Schedule 3.15(c) sets forth the employee benefit plans and arrangements of the Company, including severance, stay bonus programs involving key employees and written employment agreements, which are not terminating as a result of the sale of Shares to Buyer hereunder.

         3.16 Litigation and Known Claims. Schedule 3.16 sets forth a list of all Known Third Party Claims. Except as set forth on Schedule 3.16, there are no Claims asserted or, to the actual knowledge of Seller's officers threatened, against the Company.

         3.17 Insurance. Schedule 3.17 sets forth a list and summary description of all binders, certificates or policies of insurance which are maintained by the Company and will remain in effect after the Closing.

         3.18 Bank Accounts. Schedule 3.18 sets forth a list of the banks and financial institutions at which the Company has an account, deposit, safe-deposit box, line of credit, loan facility or other relationship. Schedule
3.18 identifies the name of the bank or other institution, account type and names of the Persons authorized to make withdrawals from or to otherwise engage in transactions with respect to such accounts.

         3.19 No Brokers. Seller has not entered into any contract, arrangement or understanding with any Person which may result in Seller's obligation to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Seller is not aware of any claim or basis for claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         3.20 Limitations of Representations and Warranties. Without limiting the disclaimer in Section 2.6 above, except as specifically set forth in this
Article 3 and the information disclosed in schedules pursuant to this Article 3, Seller makes no other representations or warranties to Buyer, whether expressed, implied or statutory, in connection with the purchase and sale of the Shares. Except as provided in this Article 3, Buyer shall have full responsibility for ascertaining all matters pertaining to the Shares being purchased and sold hereunder, including the value and condition of the Company's business and of the Included Assets.

         3.21 Survival. The representations, warranties and covenants furnished by Seller in this Agreement or in any agreement, certificate or document furnished pursuant to this Agreement or in contemplation of the sale of the Shares to Buyer hereunder, shall survive until the Closing Date.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

          4.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah.

         4.2 Authority of Buyer. Buyer has the power and authority to execute and deliver this Agreement and any Additional Agreements to which Buyer or the Company is a party, to carry out the transactions contemplated hereunder and thereunder and to purchase the Shares from Seller. All acts and/or proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement, the Additional Agreements to which Buyer or the Company is a party and all transactions contemplated hereby and thereby have been duly and validly taken as of the date hereof. This Agreement and the Additional Agreements to which Buyer or the Company is a party constitute, or when executed will constitute, the legal, valid and binding obligations of Buyer and the Company, as the case may be, enforceable against each of them in accordance with the terms herein and therein, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and by general equitable principles. Each individual executing this Agreement or any Additional Agreements on Buyer's behalf has full power and authority to execute and deliver this Agreement and such Additional Agreements.

         4.3 No Violations. The execution and delivery of this Agreement and the Additional Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not constitute or cause nor with notice or lapse of time or both would not constitute or cause: (i) a violation of Buyer's charter documents (as amended and restated to date), operating agreement (as amended and restated to date) or resolutions or actions of Buyer's members or managers, or duly authorized committees thereof; or (ii) except as set forth on Schedule 4.3 or which would not have a Material Adverse Effect with respect to Buyer, (a) a breach of or default under any contract, judgment, indenture, mortgage, deed of trust, instrument or understanding to which Buyer is a party or is subject, (b) an event which would permit any Person to terminate any such contract or to accelerate the maturity of any indebtedness or other obligation of Buyer or (c) the creation or imposition of any lien affecting Buyer's ability to consummate all of the transactions contemplated hereunder and under any Additional Agreements to which Buyer is a party.

         4.4 Consents of Third Parties. Schedule 4.4 sets forth a list of all approvals, authorizations, consents, orders or other actions of, or declarations, filings or registrations with, any Governmental Authority or other Person which are required to be made or obtained for Buyer to purchase the Shares, for Buyer's execution and delivery of this Agreement and the Additional Agreements to which Buyer is a party and for the consummation of the transactions contemplated hereunder or thereunder.

         4.5 Knowledge of Market; Access to Information. Buyer has experience in the operation of HMOs in the State of Utah. Buyer is familiar with the equipment, facilities, systems and other assets used by HMOs and the licenses, permits, certificates, approvals, registrations, accreditations and authorizations necessary to operate HMOs in the State of Utah. Furthermore, Buyer or its representatives and advisors have been provided with the information which Buyer desires to have to make a decision whether or not to enter into this Agreement and the Additional Agreements to which Buyer or any of Buyer's Affiliates is a party. In view of the foregoing, Buyer possesses the information relative to the Company, its HMO business, its Included Assets, its Included Liabilities and its other arrangements which Buyer would desire to have in order to make an informed decision whether or not to enter into this Agreement and to purchase the Shares of the Company. Buyer has decided to rely solely upon its knowledge of the Company in entering into this Agreement and in purchasing the Shares. Buyer is not aware of any facts or circumstances which would cause any representation or warranty made by Seller in this Agreement to be untrue or inaccurate.

         4.6 No Brokers. Buyer has not entered into any contract, arrangement or understanding with any Person which may result in Buyer's obligation to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Buyer is not aware of any claim or basis for a claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.7 Disclosure. The representations and warranties furnished by Buyer in this Agreement are accurate, correct and complete in all material respects and do not contain any untrue statement of a material fact or, when considered in the context in which presented, omit to state a material fact necessary to make the statements and information contained herein not misleading.

                                    ARTICLE 5

                            CONDUCT PRIOR TO CLOSING

         During the period between the execution of this Agreement and the Closing of the transactions contemplated hereunder, Buyer and Seller each covenants and agrees to use its best efforts to do and perform the following obligations, as applicable to it:

         5.1 Buyer's Due Diligence; Confidentiality. At all times prior to the Closing, Seller shall provide to Buyer, its legal counsel, accountants, employees and other representatives (i) reasonable opportunities and access (including the right to make copies) to examine (and discuss with Seller's, employees, independent auditors and attorneys) all of the books, reports and records, documents, instruments and properties relating to the businesses, operations, Included Assets and Included Liabilities of the Company ("Proprietary Information") and (ii) access to the Company's current employees to communicate information regarding an employee's continued employment with the Company after the Closing Date, provided the content and the times and places of such communications are approved in advance by Seller, which approval shall not be unreasonably withheld. All such information obtained hereunder shall be used by Buyer and its representatives only in connection with the transaction contemplated by this Agreement. In the event of the termination of this Agreement, Buyer shall not use or disclose, and shall cause its representatives (including Kurt Larsen and Hunter Capital Group) to refrain from using or disclosing, all Proprietary Information and Confidential Information of the Company or Seller obtained pursuant to this
Section 5.1 or the Confidentiality Agreement, unless such information is required to be disclosed by law. Buyer acknowledges that a breach or violation by Buyer or its representatives of Buyer's obligations under this Section 5.1 shall cause irreparable harm and damage to Seller or the Company in a monetary amount which may be virtually impossible to ascertain. As a result, Buyer acknowledges and agrees that Seller and the Company shall be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation by Buyer of any or all of the covenants and agreements contained in this Section 5.1, and that such right to seek an injunction shall be without the necessity of posting bond, or otherwise, and shall be cumulative in addition to whatever rights or remedies Seller may possess hereunder, at law or in equity. If the Closing does not occur for any reason, then Buyer shall return to the Company and Seller all records and documents, and all copies or replications thereof, obtained in connection with its audits, examinations and investigations, including all of the Proprietary Information and all of the Confidential Information.

         5.2 Best Efforts; Further Assurances. Buyer and Seller shall each use its best efforts in good faith to perform, comply with and otherwise satisfy all of the conditions and covenants to be satisfied by such party under this Agreement prior to the Closing of the transactions contemplated hereunder. Each of the parties hereto shall perform any and all acts and shall execute and deliver any and all additional documents as are or may become reasonably necessary to carry out the provisions of this Agreement that are consistent with the intent of the parties hereto. If at any time contemporaneously with, or after, the execution of this Agreement any further action to carry out the purposes of this Agreement is reasonably necessary or required by either party's legal counsel, then Buyer and Seller, as the case may be, shall take such action.

         5.3 Consents and Approvals. Without consideration of any applicable Securities Laws, Seller shall use best efforts to obtain prior to Closing the approvals, authorizations, consents, orders or other actions of, or declarations, filings or registrations with, any Governmental Authority or other Person as may be required to be made or obtained for Seller to consummate the sale of the Shares to Buyer as contemplated hereunder which are set forth on Schedule 5.4 (collectively, "Seller's Notices and Consents"). Buyer shall promptly provide Seller and the Company with Buyer's full cooperation and assistance in connection with the furnishing or obtaining of Seller's Notices and Consents. Buyer shall diligently seek, and use its best efforts to obtain, HMO Regulatory Approval and the consent or approval of any Governmental Authorities or other Persons listed on Schedule 4.4. Buyer agrees to promptly prepare and file the notifications necessary to obtain HMO Regulatory Approval and agrees to work promptly and cooperatively with the DOI to obtain such approval. Buyer agrees to respond, as promptly as practicable, to any DOI inquiries or requests for additional information or documentation in connection with HMO Regulatory Approval.

         5.4 Publicity. At all times from the date hereof through the Closing Date, Buyer and Seller shall agree with each other as to timing and content prior to issuing any announcement, press release, public statement or other information to the public or any Third Party (including any Governmental Authority) with respect to this Agreement, the Additional Agreements or the transactions contemplated hereby and thereby; provided, however, that nothing herein shall prohibit either party to this Agreement from making any public disclosure regarding this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby if such disclosure is required under applicable laws.

         5.5 Confidential Information. Buyer acknowledges and agrees that it is bound by the covenants, obligations and provisions of the Confidentiality Agreement. Buyer shall, and shall cause its representatives (including Kurt Larsen and Hunter Capital Group) to, continue to abide by the covenants, obligations and provisions of the Confidentiality Agreement.

         5.6 Adjustments to Schedules. Until the Closing, Seller shall from time to time update, revise or supplement the schedules attached to this Agreement to set forth changes in the information disclosed therein applicable to the particular schedule. Seller shall use its best efforts to deliver such updates, revisions and supplements no later than two (2) business days prior to Closing and any updates, revisions or supplements which are warranted after such time shall be delivered by Seller promptly to Buyer. Buyer shall accept all such updates, revisions and supplements.

         5.7 Employees. Seller shall cooperate reasonably with Buyer's expressed desires with respect to the retention or termination of the Company Employees. In view of the foregoing, the approximately forty-five (45) Company Employees performing claims functions who may be transferred to Seller, PHS or an Affiliate thereof prior to Closing shall be retained by the transferee-employer for at least sixty (60) days following the Closing Date. Seller and/or PHS shall pay and provide for: (i) severance benefits, in accordance with PHS' current severance policy, for up to 100 of the Company Employees who are terminated during the period commencing on the date hereof and concluding six (6) months after the Closing Date; provided, however, that the amount of such severance benefits will cease accruing on the Closing Date; and (ii) retention or stay bonuses which are earned by the Company Employees for services rendered through the Closing Date. The obligations of Seller and/or PHS under this Section 5.7 shall survive the Closing.

         5.8 Administrative Building Lease. In the event that the University of Utah does not purchase the Administrative Building prior to, or contemporaneously with, the Closing, then: (i) the Administrative Building shall be distributed, or otherwise transferred from the Company, to Seller or an Affiliate of Seller; and (ii) Seller or its Affiliate, as the case may be, shall execute, as landlord, the Administrative Building Lease and shall deliver the same to Buyer at Closing.

         5.9 Affiliation Agreement. Prior to Closing, Buyer and Seller shall finalize negotiations of (which negotiations shall be conducted in good faith), and at Closing shall cause the appropriate parties to execute and deliver the Affiliation Agreement.

         5.10 Transitional Services Agreement. Prior to Closing, Buyer and Seller shall finalize negotiations of (which negotiations shall be conducted in good faith), and at Closing shall cause the appropriate parties to execute and deliver the Transitional Services Agreement.

         5.11 Expenses. Whether or not the transactions contemplated by this Agreement and the Additional Agreements are consummated, Buyer and Seller each shall pay its own expenses (including fees of any attorneys, accountants, brokers or other professionals engaged by such party) in connection with the preparation and negotiation of this Agreement, the Additional Agreements and the consummation of the transactions contemplated hereby and thereby.

                                    ARTICLE 6

                          BUYER'S CONDITIONS TO CLOSING

         The obligations of Buyer to proceed to Closing and to purchase the Shares pursuant to this Agreement are only subject to the satisfaction or Buyer's written waiver, at or prior to Closing, of the following conditions precedent:

         6.1 Representations and Warranties True. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by an executive officer of Seller ("Seller's Closing Certificate"), which certifies that (i) such representations and warranties were true in all material respects as of the date of this Agreement, and (ii) such representations and warranties are true in all material respects as of the Closing Date.

         6.2 Seller's Performance. Seller shall have performed and complied in all material respects with all applicable covenants and agreements required by this Agreement to be performed or complied with by Seller prior to or at Closing.

         6.3 Corporate Proceedings. All corporate proceedings of Seller approving the transactions contemplated by this Agreement and the Additional Agreements to which Seller is a party shall be in form and substance reasonably satisfactory to Buyer and Buyer's legal counsel.

         6.4 Consents and Approvals. HMO Regulatory Approval shall have been obtained and all other permits, approvals, consents or authorizations of any Governmental Authority necessary for consummation of the transactions contemplated by this Agreement shall have been obtained. Without limiting the generality of the foregoing, any Person required to file a notification and report form in compliance with the H-S-R Act in connection with the purchase and sale of the Shares shall have filed such notification and report and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

         6.5 No Governmental Action or Other Adverse Proceedings. No Governmental Authority shall have threatened or issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the performance of this Agreement, which has not been resolved to the Governmental Authority's satisfaction. There shall not be any other action or claim instituted with respect to the transactions contemplated by this Agreement by any Governmental Authority or other Person or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereunder by any Governmental Authority or arbitrator or any preliminary or permanent injunction or order entered by any federal or state court which, in the opinion of Buyer, after consultation with Buyer's legal counsel, prohibits consummation of the transactions as contemplated hereunder.

         6.6 Lease of Administrative Building. In the event that the Company does not sell the Administrative Building to the University of Utah prior to, or contemporaneously with, the Closing, then the Administrative Building Lease shall have been executed by Seller or an Affiliate of Seller, as landlord, as provided in Section 5.8 above, and delivered to Buyer.

         6.7 The Transitional Services Agreement. The Transitional Services Agreement shall have been executed by a duly authorized officer of Seller (or appropriate Affiliates) and delivered to Buyer.

         6.8 Affiliation Agreement. The Affiliation Agreement shall have been duly executed by Buyer and PacifiCare Life and delivered to Buyer.

         6.9 No Termination of this Agreement. This Agreement shall not have been terminated pursuant to Article 9 below.

         6.10 Other Deliveries. Seller shall have delivered to Buyer any other documents required by Section 8.2 below.

                                    ARTICLE 7

                         SELLER'S CONDITIONS TO CLOSING

         The obligations of Seller to proceed to Closing and to sell the Shares pursuant to this Agreement are only subject to the satisfaction or Seller's written waiver, at or prior to Closing, of the following conditions precedent:

         7.1 Representations and Warranties True; Closing Conditions Satisfied. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed by a manager of Buyer ("Buyer's Closing Certificate"), which certifies that (i) such representations and warranties were true in all material respects as of the date of this Agreement, and (ii) such representations and warranties are true in all material respects as of the Closing Date.

         7.2 Buyer's Performance. Buyer shall have performed and complied in all material respects with all applicable covenants and agreements required by this Agreement to be performed or complied with by Buyer prior to Closing.

         7.3 Proceedings. All proceedings of Buyer approving the transactions contemplated by this Agreement and the Additional Agreements to which Buyer or the Company is a party shall be in form and substance reasonably satisfactory to Seller and Seller's legal counsel.

         7.4 Consents and Approvals. Seller's Notices and Consents shall have been furnished and/or obtained and shall be in full force and effect at Closing and HMO Regulatory Approval shall have been obtained. All other permits, approvals, consents or authorizations of any Governmental Authority or from any other Person necessary for consummation of the transactions contemplated by this Agreement shall have been obtained. Without limiting the generality of the foregoing, any Person required to file a notification and report form in compliance with the H-S-R Act in connection with the purchase and sale of the Shares shall have filed such notification and report and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

         7.5 No Material Adverse Effect. There has been no Material Adverse Effect which has occurred with respect to Buyer that is continuing.

         7.6 No Governmental Action or Other Adverse Proceedings. No Governmental Authority shall have threatened or issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the performance of this Agreement, which has not been resolved to the Governmental Authority's satisfaction. There shall not be any other action or claim instituted with respect to the transactions contemplated by this Agreement by any Governmental Authority or other Person or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereunder by any Governmental Authority or arbitrator or any preliminary or permanent injunction or order entered by any federal or state court which, in the opinion of Seller, after consultation with Seller's legal counsel, prohibits consummation of the transactions as contemplated hereunder or makes the consummation of such transactions illegal or reasonably likely to result in damages of a material amount to Seller or its Affiliates.

         7.7 No Termination of this Agreement. This Agreement shall not have been terminated pursuant to Article 9 below.

         7.8 Intellectual Property License Agreement. The Intellectual Property License Agreement shall have been executed by a duly authorized officer of the Company and delivered to Seller.

         7.9 Lease of Administrative Building. In the event that the Company does not sell the Administrative Building to the University of Utah prior to, or contemporaneously with, the Closing, then the Administrative Building Lease shall have been executed by the Company and Buyer, jointly and severally, as tenant, and delivered to Seller.

         7.10 The Transitional Services Agreement. The Transitional Services Agreement shall have been executed by duly authorized officers of Buyer and the Company and delivered to Seller.

         7.11 Affiliation Agreement. The Affiliation Agreement shall have been duly executed by Buyer and PacifiCare Life and delivered to Seller.

         7.12 OPM Assignment Agreement. The OPM Assignment Agreement shall have been duly executed by the Company and delivered to Seller.

         7.13 HCFA Assignment Agreement. The HCFA Assignment Agreement shall have been duly executed by the Company and delivered to Seller.

         7.14 Company Assignment. The Company Assignment shall have been duly executed by the Company and delivered to Seller.

         7.15 Other Deliveries. Buyer shall have delivered to Seller any other documents required by Section 8.3 below.

                                    ARTICLE 8

                                     CLOSING

         8.1 The Closing. Provided that all conditions to Closing hereunder have been satisfied or appropriately waived, the Closing of the transactions contemplated by this Agreement shall occur at the offices of Buyer's legal counsel, Parr Waddoups Brown Gee & Loveless, located at 185 South State Street, Suite 1300, Salt Lake City, Utah 84111-1536, at 10:00 a.m., local Utah time, on or before the Closing Date. All acts, deliveries and confirmations comprising the Closing, including all conditions precedent to Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously at 11:59 p.m., local Utah time, on the Closing Date.

         8.2 Seller's Obligations At Closing. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following items:

             (a) Corporate Resolutions. Duly certified copies of the corporate proceedings of Seller authorizing the execution, delivery and performance of this Agreement, the Additional Agreements to which Seller is a party and approving all of the transactions contemplated hereby and thereby;

             (b) Seller's Closing Certificate. Seller's Closing Certificate duly executed by an executive officer of Seller;

             (c) Agreements. Originals of signature pages to: (i) this Agreement duly executed by Seller; (ii) the Transitional Services Agreement duly executed by Seller and/or appropriate Affiliates; (iii) any other Additional Agreements to which Seller is a party; and (iv) if applicable, the Administrative Building Lease;

             (d) Stock Certificate and Assignment. The stock certificate(s) representing the Shares and the related stock assignment separate from certificate, duly executed in blank by Seller;

             (e) Incumbency Certificate. An Incumbency Certificate listing the officers of Seller who are authorized to execute this Agreement and any Additional Agreement to which Seller is a party and certifying as to such officers' authority; and

             (f) Resignation of the Company's Officers and Directors. The written resignations of all of the officers and members of the Board of Directors of the Company, effective on or before the Closing Date

         8.3 Buyer's Obligations At Closing. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following items:

             (a) Resolutions. Duly certified copies of the proceedings of Buyer authorizing the execution, delivery and performance of this Agreement, the Additional Agreements to which Buyer or the Company is a party and approving all of the transactions contemplated hereby and thereby;

             (b) Buyer's Closing Certificate. Buyer's Closing Certificate duly executed by a manager of Buyer;

             (c) Agreements. Originals of signature pages to: (i) this Agreement duly executed by Buyer; (ii) the Transitional Services Agreement duly executed by Buyer and the Company; (iii) the Intellectual Property License Agreement duly executed by the Company; (iv) the Affiliation Agreement duly executed by the Company and/or Buyer; (v) if applicable, the Administrative Building Lease, duly executed by the Company and Buyer; and (vi) any other Additional Agreements to which Buyer or the Company is a party;

             (d) Incumbency Certificate. An Incumbency Certificate listing the officers of Buyer who are authorized to execute this Agreement and any Additional Agreement to which Buyer or the Company is a party and certifying as to such officers' authority; and

             (e) Other Documents. Such other instruments, assignments and documents as Seller may reasonably request, consistent with the intent and purposes of this Agreement.

                                    ARTICLE 9

                                   TERMINATION

         9.1 Mutual Agreement. Buyer and Seller may, by mutual written consent, terminate this Agreement at any time before the Closing.

         9.2 By Buyer. Buyer may terminate this Agreement prior to Closing effective upon the giving of written notice to Seller if:

             (a) HMO Regulatory Approval has not been obtained on or before December 31, 1998;

             (b) Any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting consummation by Buyer of the transactions contemplated hereunder or under the Additional Agreements and such order, decree, ruling or other action shall have become final and nonappealable;

             (c) Buyer determines that it will not proceed to Closing, after having used good faith efforts to satisfy all closing conditions and covenants applicable to Buyer prior to the time that notice of Buyer's intention is given to Seller; or

             (d) There has been a material breach by Seller of an agreement, covenant representation or warranty contained in this Agreement and such breach has not been waived by Buyer or cured to Buyer's reasonable satisfaction on or before the Closing Date.

         9.3 By Seller. Seller may terminate this Agreement prior to Closing effective upon the giving of written notice to Buyer if:

             (a) HMO Regulatory Approval has not been obtained on or before September 30, 1998;

             (b) Any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining, or otherwise prohibiting consummation by Seller of the transactions contemplated hereunder or under the Additional Agreements and such order, decree, ruling or other action shall have become final and nonappealable; or

             (c) There has been a material breach by Buyer of an agreement, covenant representation or warranty contained in this Agreement and such breach has not been waived by Seller or cured to Seller's reasonable satisfaction on or before the Closing Date.

         9.4 Limitation on Damages. Buyer and Seller acknowledge and agree that, in the event that Seller terminates this Agreement due to any of the circumstances set forth in Section 9.3 above or in the event that Buyer terminates this Agreement due to any of the circumstances set forth in paragraphs (a) through (c) of Section 9.2 above, (i) Seller shall retain the Deposit, including any interest which has accrued thereon, and (ii) retention of the Deposit by Seller shall be Seller's sole remedy against Buyer for Buyer's failure to consummate the transactions contemplated hereunder. However, the foregoing limitation on Seller's remedies shall not preclude Seller from recovering against Buyer appropriate damages or seeking from Buyer other appropriate remedies (including injunctive relief and other equitable remedies) arising from any harm caused to the Company's business from actions taken by Buyer without Seller's consent or from Buyer's violation of the covenants set forth in Sections 9.5 and 9.6 below.

         9.5 Confidential Information. Upon termination of this Agreement, for any reason whatsoever, Buyer shall, and shall cause its representatives (including Kurt Larsen and Hunter Capital Group) to, continue to abide by the terms and conditions of the Confidentiality Agreement and Section 5.1 hereof and, at Seller's request, shall return to Seller or destroy all Confidential Information or Proprietary Information obtained from Seller or the Company.

         9.6 Non-Competition; Non-solicitation. In the event that this Agreement terminates, for any reason whatsoever, Buyer and its Affiliates shall abide by the following covenants for a period of two (2) years after the effective date of this Agreement's termination:

             (a) Buyer, its Affiliates, Val H. Christensen, Monte M. Deere, Jr., Kurt Larsen and Stanford J. Ricks, individually or together, agree not to become a partner, joint venturer, consultant, independent contractor, employee, officer, director or owner of more than five percent (5%) of the equity interest of, or in any other capacity engage in the business of, nor to own, manage or operate a health maintenance organization, competitive medical plan, physician sponsored organization or other managed care plan or program within the State of Utah. The foregoing covenant shall be construed as a series of separate covenants, one for each county in the State of Utah. Except for their geographic scope, each such separate covenant shall be deemed identical in terms to all other covenants. The provisions of this Section 9.6(a) are severable and if one or more provisions should be determined to be judicially unenforceable, in whole or in part, then the remaining provisions shall nevertheless be binding and enforceable. To the extent that any provision shall be found judicially unenforceable in any one or more counties, that provision shall not affect the other covenants pertaining to the other counties. Furthermore, to the extent that the geographic scope of any separate covenant is found judicially unenforceable because of its breadth, that covenant or limited portion thereof shall remain enforceable within the geographic scope determined by a court of competent jurisdiction.

             (b) Buyer and its Affiliates shall not solicit for hire or hire any of the Company Employees, without Seller's consent.

                                   ARTICLE 10

                     POST-CLOSING COVENANTS AND OBLIGATIONS

         10.1 Further Assignments and Assurances. If at any time after the Closing legal counsel for Buyer or Seller shall deem it necessary, advisable or appropriate to take further or additional steps for the purpose of assigning, transferring, conveying, perfecting and/or confirming or reducing to possession the Shares, the Included Assets, the Excluded Assets or the Excluded Liability Defenses and Claims, as the case may be, then the other party shall execute, acknowledge and deliver any such assignments, conveyances, certificates or other documents or instruments of transfer consistent with the terms of this Agreement as may reasonably be requested by legal counsel.

         10.2 Change Name of the Company. Within three (3) business days after the Closing, Buyer shall cause the Company to change its corporate name to one which does not include the word "PacifiCare" or any other word or phrase which is confusingly similar to "PacifiCare" or "FHP." Immediately after the Closing, but subject to appropriate regulatory approval and the Intellectual Property License Agreement, Buyer shall cause the Company and its successors, to discontinue any use of the name or mark "PacifiCare," "Secure Horizons," "FHP," or any other PacifiCare Intellectual Property in relation to the Company's post-Closing operations, communications or marketing.

         10.3 Retention of Certain Records By the Company. Buyer shall cause the Company to retain possession of and to not destroy any books, records or other written materials or information respecting the conduct of the Company's business through the Closing Date (the "Books and Records") for a period of at least seven (7) years from the date of creation of the applicable Books and Records and for such additional period as requested by Seller if related to a specific pending action or proceeding of any kind. Buyer shall cause the Company to fully cooperate with Seller in promptly furnishing Seller or its designees with copies of any Books and Records as reasonably requested by Seller.

         10.4 Establishment of Final Balance Sheet. (a) To determine the existence of an Equity Deficit Amount or an Equity Surplus Amount, Buyer and Seller shall jointly retain E&Y to audit the Final Balance Sheet in accordance with the provisions of this Section 10.4. Within thirty (30) days after the Closing, Seller shall prepare a proposed Final Balance Sheet and deliver the same to Buyer and E&Y. The proposed Final Balance Sheet shall be prepared by Seller in accordance with GAAP, using the same accounting policies and procedures applied in the preparation of the Financial Statements and the Preliminary Balance Sheet. During the Balance Sheet Adjustment Period, Buyer and Seller shall cooperate fully and diligently with E&Y to enable E&Y to conduct its audit of the Final Balance Sheet prior to the expiration of the Balance Sheet Adjustment Period. Buyer and Seller each agrees to promptly furnish E&Y with all documentation and other information reasonably requested by E&Y. Buyer's and Seller's joint engagement of E&Y shall be limited to E&Y's review, verification and, if necessary, adjustment of the balances of the Included Assets and the Included Liabilities reflected on the Final Balance Sheet. The valuation of the balances of the Included Assets and the Included Liabilities to be finally recorded on the Final Balance Sheet and any necessary audit adjustments thereto shall be made by E&Y in accordance with GAAP, using the same accounting policies and procedures applied in the preparation of the Financial Statements and the Preliminary Balance Sheet. Buyer and Seller further agree that E&Y's audit shall not take into account the effect of any depreciation of fixed assets attributable to any period after August 31, 1998.

         (b) The audited Final Balance Sheet shall be delivered by E&Y to Buyer and Seller on or before the expiration of the Balance Sheet Adjustment Period. Once E&Y has delivered the audited Final Balance Sheet to Buyer and Seller, it shall be final, binding and conclusive upon both Buyer and Seller. However, in the event that Buyer or the Company fails to fully cooperate with E&Y's audit or E&Y otherwise is unable to obtain sufficient information from the Company or Buyer to complete its audit by the end of the Balance Sheet Adjustment Period, E&Y shall abandon the audit, without rendering an opinion or disclaimer of any kind and without any recourse from Buyer or Seller. Upon the occurrence of the events in the foregoing sentence, the Final Balance Sheet, as proposed by Seller, shall become final, binding and conclusive upon Buyer and Seller for the purposes of this Agreement. E&Y's costs, expenses and fees shall be borne equally by Buyer and Seller, whether or not E&Y is permitted to complete its audit.

         (c) Once the Final Balance Sheet has been completed in accordance with the process set forth in paragraph (b) above, the parties shall finally and conclusively determine the existence of either an Equity Deficit Amount or an Equity Surplus Amount and payment of the applicable amount shall be made in accordance with Section 2.2(b) above.

         10.5 Selected Accounts Receivable Reconciliation. E&Y shall perform a reconciliation of the Selected Accounts Receivable as of the A/R Reconciliation Date within thirty (30) days after the occurrence of such date. The reconciliation shall determine the positive or negative difference between (i) the total of the Selected Accounts Receivable balances reflected on the Final Balance Sheet, minus (ii) the monies collected on the Accounts Receivable during the period between the Final Balance Sheet Date through the A/R Reconciliation Date (the "A/R Variance"). In the event that the A/R Variance is a positive number, then Seller shall pay to the Company an amount equal to seventy-five percent (75%) of such A/R Variance. In the alternative event that the A/R Variance is a negative number, then the Company (and if the Company is unable to, Buyer) shall pay Seller fifty percent (50%) of such A/R Variance. E&Y's reconciliation shall be final, binding and conclusive upon Buyer, Seller and the Company and the cost of E&Y's services shall be borne equally by Buyer and Seller.

         10.6 Processing and Payment of IBNR Claims. Seller shall be responsible for the payment of the IBNR Claims as provided in Section 11.1 below. Buyer shall, and shall cause the Company to, fully cooperate and assist Seller in the administration and management of the IBNR Claims and shall promptly furnish or forward Seller with any information or documentation necessary for Seller to timely pay the IBNR Claims.

         10.7 WARN Act. Buyer shall be solely responsible for any financial or other responsibility which arises under the WARN Act in respect of the termination of any of the Company Employees.

         10.8 Seller's Notices and Consents. In the event that any of Seller's Notices and Consents were not furnished or obtained prior to Closing, then Buyer shall furnish any applicable notices as soon as practicable and take appropriate actions to obtain any applicable consents as promptly as possible. Buyer shall use its best good faith efforts to diligently prosecute to full completion any of Seller's Notices and Consents not furnished or obtained prior to Closing. In the prosecution of Seller's Notices and Consents, Buyer shall, or shall cause the Company to, promptly comply with all requests for information or documentation and all other commercially reasonable requests required by the Person whose consent or approval is required.

         10.9 Expenses. Buyer and Seller each shall pay its own expenses (including fees of any attorneys, accountants, brokers or other professionals engaged by such party) in connection with the preparation and negotiation of this Agreement, the Additional Agreements and the consummation of the transactions contemplated hereby and thereby.

         10.10 Survival. The covenants and obligations of this Article 10 shall survive the Closing until the expiration of the applicable statute of limitations period.

                                   ARTICLE 11

                                 INDEMNIFICATION

         11.1 IBNR Claims Indemnification by Seller. Provided that Buyer fully complies with its obligations under Section 10.6 above and under the Transitional Services Agreement, after notice and a reasonable opportunity to cure, Seller shall be financially responsible for, and shall defend, indemnify and hold harmless Buyer's Group from and against, any IBNR Claims presented for payment to the Company or its processing agent at any time during the IBNR Run-Out Period.

         11.2 General Indemnification Obligations.

              (a) Indemnification by Seller. Seller shall defend, indemnify and hold harmless members of Buyer's Group from and against: (i) any and all losses, damages, liabilities, deficiencies or obligations of or to Buyer or the Company resulting from or arising out of any Known Third Party Claims, any Employee Benefit Claims, Hospital-Related Medicare Claims and any Tax Claims or in respect of any Excluded Assets or Excluded Liabilities; and (ii) any and all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) relating to or resulting from any Known Third Party Claims, Employee Benefit Claims, Tax Claims or Hospital-Related Medicare Claims or in respect of any Excluded Assets or Excluded Liabilities (collectively "Buyer's Losses and Expenses"). Buyer's Losses and Expenses shall be reduced by any amounts recovered by any member of Buyer's Group as proceeds from an insurance policy covering a Known Third Party Claim, an Employee Benefit Claim, Hospital-Related Medicare Claim, a Tax Claim, a Hospital-Related Medicare Claim, an Excluded Assets or an Excluded Liability, as the case may be.

              (b) Indemnification by Buyer. Buyer and the Company jointly and severally shall defend, indemnify and hold harmless members of Seller's Group from and against: (i) any and all losses, damages, liabilities, deficiencies or obligations of or to any member of Seller's Group resulting from or arising out of (a) any material misrepresentation or material breach of any representation, warranty or covenant of Buyer contained in this Agreement or (b) Claims arising from the operations of the Company after the Closing Date, including from the Company's failure to pay, as and when due, the Included Liabilities; and
(ii) any and all Claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) relating to or resulting from any of the foregoing.

              (c) Indemnification Procedure. Promptly after the receipt by either party hereto of notice of any Claim by a Third Party which is subject to indemnification pursuant to this Section 11.2 (collectively, "Action"), such party (the "Indemnified Party") shall deliver to the party from whom indemnification is sought (the "Indemnifying Party") written notice (the "Notice of Claim") which shall specify in reasonable detail the basis of the Claim for indemnification hereunder. The failure of the Indemnified Party to give such Notice of Claim shall not relieve the Indemnifying Party of its indemnification obligations hereunder unless such failure shall result in material prejudice to the Indemnifying Party. The Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Action unless the Indemnifying Party, within ten (10) business days after the delivery of the Notice of Claim, shall:
(i) notify the Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof; and (ii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The Indemnified Party and the Indemnifying Party shall cooperate with the party assuming the defense of any such Action in accordance herewith in any manner that such party reasonably may request.

         11.3 OPM Indemnification and Assignment.

              (a) Seller agrees to defend, indemnify and hold harmless, to the fullest extent permitted by law, the Company from and against any amount payable by the Company to the FEHBP which arises out of an OPM Claim which relates to the OPM Indemnification Period (the "OPM Indemnification"). The OPM Indemnification is contingent upon Buyer causing the Company to provide the notice and cooperation, and to otherwise comply with, all of the requirements and obligations set forth under this Section 11.3 and all of its paragraphs, subject to notice of, and a reasonable opportunity to cure, any default under such requirements and obligations, provided that such default does not prejudice Seller.

              (b) In conjunction with the OPM Indemnification and in consideration thereof, the Company agrees to assign to Seller or PHS the right to receive and the power to pursue any amount which may be payable by FEHBP to the Company as a result of an overpayment by the Company to FEHBP relating to an OPM Defective Price which relates to the OPM Indemnification Period (the "OPM Assignment") and shall execute the OPM Assignment Agreement prior to, or contemporaneously with, Closing to effect the same. Moreover, if Seller or PHS determines that, in view of the OPM Indemnification or the OPM Assignment, it is in the best interests of Seller or PHS to re-file or amend the Company's FEHBP rate filings or certificates with OPM for any of the contract years occurring during the OPM Indemnification Period, then the Company will cooperate with Seller in re-filing such rate filings at Seller's request and instruction. The Company may not re-file any filing or certificates with OPM relating to the OPM Indemnification Period without the prior written consent of Seller or PHS.

              (c) The Company must promptly notify Seller or PHS in writing if the Company receives any notification or indication that OPM intends to conduct an audit of the Company's FEHBP operations applicable to the OPM Indemnification Period. Such notice shall include any documents received by the Company from OPM in respect thereto. If OPM conducts such an audit, then the Company must cooperate fully with OPM in disclosing all relevant information necessary for OPM to properly complete the entire audit. Immediately upon receiving any indication from OPM of an OPM Claim, the Company shall give written notice to Seller or PHS of the same. Thereafter, the Company must diligently cooperate with Seller or PHS in identifying all necessary documents and materials of the Company which may be used to defend the Company's interests relating to the OPM Claim. To the extent that employees of the Company or of Buyer are necessary to assist in the defense or collection of information, use of such employees shall be made available to Seller, PHS or their legal counsel or auditors. The Company agrees to provide Seller, PHS and their legal counsel and auditors with unrestricted access to all of the Company's records and documents relating to the operation of the Company, which were, or could have been, used to determine the rates charged to FEHBP and all of the alleged or potential "similarly sized subscriber groups" during the OPM Indemnification Period.

              (d) Upon receiving notice from the Company of an OPM Claim, Seller or PHS shall immediately undertake at its sole cost, expense and risk, the defense or settlement of the OPM Claim and shall certify in writing to the Company that Seller has undertaken the defense or settlement of the OPM Claim on behalf of the Company.

              (e) Seller or PHS shall have the exclusive right to control the defense, compromise or settlement of the OPM Claim relating to the OPM Indemnification Period. The Company understands that OPM generally audits plans for a period of five or six years, and that an audit may include years that are within the OPM Indemnification Period as well as years that are not within the OPM Indemnification Period. Buyer, on behalf of itself and the Company, understand that the OPM Indemnification is contingent upon allowing Seller or PHS to control the defense and the Company's positions regarding interpretation of the laws and regulations governing the establishment of an FEHBP "market price" as it relates to the OPM Claim.

              (f) Notwithstanding anything to the contrary herein, the OPM Indemnification does not cover any claim or portion thereof, which does not specifically relate to a contract year occurring during the OPM Indemnification Period.


         11.4 HCFA Indemnification and Assignment.

              (a) Seller agrees to defend, indemnify and hold harmless, to the fullest extent permitted by law, the Company from and against any amount payable by the Company to HCFA which arises out of a HCFA Claim which relates to the HCFA Indemnification Period (the "HCFA Indemnification"). The HCFA Indemnification is contingent upon Buyer causing the Company to provide the notice and cooperation, and to otherwise comply with, all of the requirements and obligations set forth under this Section 11.4 and all of its paragraphs, subject to notice of, and a reasonable opportunity to cure, any default under such requirements and obligations provided that such default does not prejudice Seller.

              (b) In conjunction with the HCFA Indemnification and in consideration thereof, the Company agrees to assign to Seller or PHS the right to receive and the power to pursue any amount which may be payable by HCFA to the Company as a result of an overpayment by the Company to HCFA in respect of the Company's Medicare cost contract operations (the "HCFA Assignment") and shall execute the HCFA Assignment Agreement prior to, or contemporaneously with, Closing to effect the same. Moreover, if Seller or PHS determines that, in view of the HCFA Indemnification or the HCFA Assignment, it is in the best interests of Seller or PHS to re-file or amend any of the Company's submissions to HCFA for any of the contract years occurring during the HCFA Indemnification Period, then the Company will cooperate with Seller in re-filing such submissions at Seller's request and instruction. The Company may not re-file any HCFA submissions relating to the HCFA Indemnification Period without the prior written consent of Seller or PHS.

              (c) The Company must promptly notify Seller or PHS in writing if the Company receives any notification or indication that HCFA intends to conduct an audit of the Company's Medicare cost operations applicable to the HCFA Indemnification Period. Such notice shall include any documents received by the Company from HCFA in respect thereto. If HCFA conducts such an audit, then the Company must cooperate fully with HCFA in disclosing all relevant information necessary for HCFA to properly complete the entire audit. Immediately upon receiving any indication from HCFA of a HCFA Claim, the Company shall give written notice to Seller or PHS of the same. Thereafter, the Company must diligently cooperate with Seller or PHS in identifying all necessary documents and materials of the Company which may be used to defend the Company's interests relating to the HCFA Claim. To the extent that employees of the Company or of Buyer are necessary to assist in the defense or collection of information, use of such employees shall be made available to Seller, PHS or their legal counsel or auditors. The Company agrees to provide Seller, PHS and their legal counsel and auditors with unrestricted access to all of the Company's records and documents relating to the operation of the Company, which were, or could have been, used to determine the rates or costs charged to HCFA during the HCFA Indemnification Period.

              (d) Upon receiving notice from the Company of a HCFA Claim, Seller or PHS shall immediately undertake at its sole cost, expense and risk, the defense or settlement of the HCFA Claim and shall certify in writing to the Company that Seller has undertaken the defense or settlement of the HCFA Claim on behalf of the Company.

              (e) Seller or PHS shall have the exclusive right to control the defense, compromise or settlement of the HCFA Claim relating to the HCFA Indemnification Period. Buyer, on behalf of itself and the Company, understand that the HCFA Indemnification is contingent upon allowing Seller or PHS to control the defense and the Company's positions regarding interpretation of the laws and regulations governing the establishment of rates or costs charged to HCFA.

              (f) Notwithstanding anything to the contrary herein, the HCFA Indemnification does not cover any claim or portion thereof, which does not specifically relate to a contract year occurring during the HCFA Indemnification Period.

                                   ARTICLE 12

                               GENERAL PROVISIONS

         12.1 Notices. Any and all notices, requests, consents, demands or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered, if sent by United States registered or certified mail (return receipt requested), (ii) when delivered, if delivered personally by commercial courier, (iii) on the second following business day, if sent by United States Express Mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid or (iv) upon the date reflected on a fax confirmation from the transmitting fax machine, if sent by facsimile transmission and delivery of the facsimile transmission is confirmed telephonically within one (1) business day, in each case to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice) with applicable postage or delivery charges prepaid:

                  If to Buyer:

                  Val H. Christensen
                  348 North, 1160 East
                  Orem, Utah 84097

                  and

                  Monte M. Deere, Jr.
                  3865 S. Wasatch, Suite 300
                  Salt Lake City, Utah  84109
                  Fax:  (801) 278-1541

                  With a copy to:

                  Parr Waddoups Brown Gee & Loveless
                  185 South State Street, Suite 1300
                  Salt Lake City, Utah  84111
                  Fax: (801) 532-7750
                  Attn:  Kent Larsen, Esq.

                  If to Seller:

                  PacifiCare Health Plan Administrators, Inc.
                  c/o PacifiCare Health Systems, Inc.
                  3120 Lake Center Drive
                  Santa Ana, California 92704
                  Fax:  (714) 825-5041
                  Attn:  President

                  With a copy to:

                  Konowiecki & Rank
                  First Interstate World Center
                  633 West Fifth Street, Suite 3500
                  Los Angeles, California  90071
                  Fax:  (213) 229-0920
                  Attn:  Joseph S. Konowiecki, Esq.

         12.2 Time of the Essence. Time is of the essence with respect to each and every provision of this Agreement.

         12.3 Amendments. This Agreement shall not be amended, modified, revised or supplemented, in any minor or material respect, except pursuant to a dated written instrument executed by Buyer and Seller.

         12.4 Waivers. Either Buyer, on the one hand, or Seller, on the other hand, may waive: (i) the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) any inaccuracies in the representations or warranties of the other contained in this Agreement, in any certificate delivered pursuant to this Agreement or in connection with the transactions contemplated hereunder; (iii) compliance with any of the conditions or covenants of the other contained in this Agreement; or (iv) performance of any of the obligations of the other under this Agreement, provided that, in each case, a waiver must be evidenced by a dated written instrument duly executed by the party granting such waiver. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be



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construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         12.5 Integrated Agreement. This Agreement, together with the exhibits and schedules hereto and the Additional Agreements, constitute the final written integrated expression of all of the agreements between Buyer and Seller with respect to the purchase and sale of the Shares and the other subjects addressed herein and is a complete and exclusive statement of those terms. This Agreement, together with the exhibits and schedules hereto and the Additional Agreements, supersedes all prior or contemporaneous, written or oral, memoranda, arrangements, contracts or understandings between the parties hereto relating to the subject matter hereof. Any representations, promises, warranties or statements made by any party which differ in any way from the terms of this Agreement, together with the exhibits and schedules hereto and the Additional Agreements, shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements or contracts between them related in any way to the matters herein contained unless specifically included or referred to herein.

         12.6 Severability. In the event that any provision in this Agreement shall be found by a Governmental Authority or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah and Federal law where state law is pre-empted or applicable, without regard to principles of conflicts of law.

         12.8 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, successors-in-interests, transferees and assigns. However, Buyer may not assign its rights or delegate its duties or obligations under this Agreement, whether voluntarily, involuntarily or by operation of law, without the prior written consent of Seller.

         12.9 Construction. This Agreement has been drafted with the joint participation of each of the parties hereto and shall be construed to be neither against nor in favor of any party hereto, but rather in accordance with the fair meaning hereof.

         12.10 Section Headings. The section and article headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.



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

         12.11 No Rights in Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer upon any Third Party any rights or remedies under or by reason of this Agreement.

         12.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall be considered one and the same agreement.

         IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first written above.

BUYER:                                 ELAN HEALTH PARTNERS, LLC,
                                       a Utah limited liability company



                                       By: /s/ VAL H. CHRISTENSEN
                                           ------------------------------------
                                       Title: Manager
                                              ---------------------------------

SELLER:                                PACIFICARE HEALTH PLAN ADMINISTRATORS,
                                       INC., an Indiana corporation



                                       By: /s/ JOSEPH S. KONOWIECKI
                                           ------------------------------------
                                       Title: Secretary
                                              ---------------------------------



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